Exhibit 10.38
AMENDMENT TO
RULES AND PROCEDURES
FOR
DIRECTORS’ DEFERRED COMPENSATION PROGRAM
     The following amendment to rules and procedures governing the deferral by a Non-Employee Director pursuant to Section 7(b) of the AvalonBay Communities, Inc. 1994 Stock Option and Incentive Plan, as amended and restated on December 8, 2004 and as subsequently amended (the “Plan”) was adopted by the Company’s Board of Directors on December 11, 2008. All capitalized terms used herein shall have the same meaning as used in the Plan unless otherwise specifically provided herein.
     1. Section 6 of the Rules and Procedures is amended in its entirety to read as follows:
     Payment. All vested stock units credited to a Non-Employee Director’s Account shall be paid in shares of Stock to the Non-Employee Director, or his designated beneficiary (or beneficiaries) or estate, in a lump sum within 30 days after the Non-Employee Director ceases to serve on the Board; provided, however, that fractional shares shall be paid in cash. Notwithstanding the foregoing, in the event of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, all Accounts under this deferred compensation arrangement shall become immediately payable in a lump sum.
     2. Section 8 of the Rules and Procedures is amended in its entirety to read as follows:
      Nontransferability of Rights. During a Non-Employee Director’s lifetime, any payment under this deferred compensation arrangement shall be made only to him. No sum or other interest under this deferred compensation arrangement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Non-Employee Director or any beneficiary under this deferred compensation arrangement to do so shall be void. No interest under this deferred compensation arrangement shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Non-Employee Director or beneficiary entitled thereto. Notwithstanding the foregoing, the Company may make payments to an individual other than a Non-Employee Director to the extent required by a domestic relations order.